Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of July 22, 2018 (the “Effective Date”) by and between ViewRay, Inc. (the “Company”) and Shahriar Matin (the “Executive”).

WHEREAS, the Company desires to procure the services of the Executive, and the Executive is willing to be employed by the Company, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the following terms and conditions:

1.Employment. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive accepts employment. The Executive’s employment with the Company is effective as soon as practicable, but no later than July 22, 2018 (the “Executive Start Date”).

2.Employment at Will. The Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason. Nothing in this Agreement, the Related Agreement (as hereinafter defined) or any associated award agreements shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement, the Related Agreement or the associated award agreements be construed as providing the Executive with a definite term of employment.

3.Position. During the Executive’s employment with the Company, the Executive shall serve as Chief Operating Officer. Upon the Executive’s appointment as Chief Operating Officer, the Executive will have responsibility for performing those duties as are customary for, and are consistent with, such position (the “Executive Duties”). The Executive shall be subject to the authority of the Board of Directors (the “Board”) and the Chief Executive Officer and shall report and be responsible to the Chief Executive Officer.

4.Scope of Services. The Executive agrees to devote his full business time and attention, skills and best efforts to the performance of the Executive Duties and shall not, during his employment by the Company, without the prior written approval of the Board, be employed by or otherwise engaged in any other business activity requiring any of the Executive’s time, except as expressly set forth on Exhibit A attached hereto.

From the Executive Start Date through August 31, 2019, the Executive will perform his services hereunder at the offices of the Company to be opened in Colorado; provided, however, that during such time, the Executive will work from the Company’s offices in Mountain View, California generally four business days per week, unless the Executive is otherwise traveling for business reasons to other locations. Beginning on or before September 1, 2019, the Executive will perform services hereunder at the offices of the Company located in Mountain View, California, Oakwood Village, Ohio or such other location as determined by the Board and the Chief Executive Officer; provided, however, that the Executive shall be required to travel from time to time as reasonably necessary for business purposes, including work to be performed out of the Company’s offices in Mountain View, California and Oakwood Village, Ohio (or such other location in the Mountain View, California, the greater Cleveland, Ohio area or such other location as the Company may from time to time utilize as its principal offices).  Notwithstanding the location requirement set forth in this Section 4, the Executive may review the Company’s current office locations and present a plan to be approved by the Board before August 31, 2019, recommending the Company relocate its headquarters; provided such plan is approved, the Executive shall relocate within a reasonable timeframe to the location of the Company’s new headquarters.

5.Salary, Compensation and Benefits.

5.1.Base Salary. The Company agrees to pay, and the Executive agrees to accept, as the Executive’s salary for all services to be rendered by the Executive hereunder, a salary at an annual rate of $425,000 (as applicable, the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The Base Salary is subject to annual increases in the sole discretion of the Board, such increased amount shall thereafter constitute the Base Salary.

5.2.Performance Bonus. For each calendar year during which the Executive is employed by the Company, the Executive will be eligible (but not entitled) to receive, a target performance bonus of 75.0% of the Base Salary, with a threshold of 37.5% and maximum of 150.0% of the Base Salary, with the actual amount payable determined based on the extent to which individual and the Company goals for such calendar year are achieved (the “Performance Bonus”).  The individual and the Company goals will be established at the beginning of the year by the Board in collaboration with the Chief Executive Officer. Any Performance Bonus will be paid on or before such date or dates as may from time to time be established by the Board. The Performance Bonus target and maximum is subject to annual increases in the sole discretion of the Board. For the calendar year 2018, the Performance Bonus, if any, will be pro-rated based on the Executive Start Date.

5.3.Inducement Equity Grant.  As soon as practicable following the Effective Date, subject to Compensation Committee approval, the Executive will be granted an initial equity award (the “Inducement Equity Grant”) as follows: (1) a grant of 962,500 stock options and (2) a grant of 577,500 restricted stock units (“RSUs”).  The stock options will have an exercise price equal to the closing price on the date the option is granted (the “Grant Date”).  The Grant Date will fall on the same day this agreement is approved by the Board.  The stock options and RSUs will otherwise be subject to the terms and conditions of the ViewRay, Inc. 2018 Equity Inducement Award Program (the “Equity Inducement Program”) and the terms outlined in the associated award agreements. As provided in the associated award agreements, the stock options will vest on the following schedule: (1) 25% of the stock options will vest and become exercisable on the first anniversary of the Grant Date; and (2) 75% of the stock options will vest and become exercisable in substantially equal monthly installments following the first anniversary of the Grant Date until fully vested on the fourth anniversary of the Grant Date.  In addition, as provided in the associated award agreements, 33.3% of the RSUs will vest on each of the first three anniversaries of the Grant Date. The Company agrees to register the Inducement Equity Grant by timely filing a Registration Statement on Form S-8 with the U.S. Securities and Exchange Committee.

5.4.Incentives, Savings and Retirement Plans.

5.4.1.Beginning in 2019, the Executive will be eligible to receive annual equity grants pursuant to the terms of the ViewRay, Inc. 2015 Equity Incentive Award Plan (the “Equity Incentive Plan”).  Subject to the terms of the Equity Incentive Plan, the equity awards will be awarded at the discretion of the Board and the Compensation Committee.

5.4.2.In addition, during the Executive’s employment with the Company, the Executive shall also be entitled to participate in all savings and retirement plans, policies and programs, made available by the Company to executive-level employees generally (“Plans”). Such Plans shall be subject to change from time to time as deemed appropriate and necessary by the Company.

5.5.Fringe Benefits. During the Executive’s employment with the Company, the Executive shall be entitled to participate in such group medical, travel and accident, short and long-term disability and term life insurance benefits, if any, as the Company shall make generally available from time to time to executive-level employees. Such benefits shall be subject to change from time to time as deemed appropriate and necessary by the Company.

5.6.Reimbursement.

5.6.1.General. During the Executive’s employment with the Company, the Company shall reimburse the Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by the Executive relating to the business or affairs of the Company or the performance of the Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to travel, lodging and similar items (other than those expenses addressed by Sections 5.6.2 and 5.6.3 herein), provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. The Company’s regular reimbursement procedures and practices and the reasonableness of future travel, lodging and similar items shall be subject to the periodic review and amendment by the Board.

5.6.2.Travel Stipend; Relocation Reimbursement. The Company shall provide the Executive payments of $75,000 on each of August 1, 2018, November 1, 2018, February 1, 2019 and May 1, 2019, subject to Executive’s continued service with the Company on such dates.  These payments are intended to cover, through September 1, 2019, the Executive’s personal costs of housing in the greater Mountain View, California area and commercial air travel by the Executive between his home in Denver, Colorado and the Company’s principal offices in Mountain View, California, or such other location where the Company’s headquarters are established. Notwithstanding the foregoing, if the Executive shall relocate to the Company’s headquarters as established by the Board at any time prior to September 1, 2019, then the Company shall no longer be required to provide the Executive payments described in this Section 5.6.2; provided, that the Executive will be entitled to receive a pro rata portion of the $75,000 payment that would have been payable on the next scheduled payment date, determined based on the number of days that have elapsed since the most recent payment date divided by the total number of days between the most recent and next scheduled payment dates.  By no later than September 1, 2019, Executive shall relocate to the Company’s headquarters as established by the Board.  Notwithstanding anything in this Section 5.6.2 to the contrary, if the Executive relocates to the Mountain View, California area, the Greater Cleveland, Ohio area or such other location where the Company’s headquarters are established pursuant to a plan presented by the Executive to the Board, if approved, in accordance with Section 4, the Company shall reimburse the Executive for all reasonable and customary expenses commensurate with the Executive's position incurred in connection with the Executive’s relocation from his current home in Denver, Colorado subject to the Executive’s submission to the Company of documentation reasonably evidencing such expenses.

5.6.3.Legal Fees.  The Company shall reimburse the Executive for all legal fees in connection with the negotiation and acceptance of the Agreement in an amount not to exceed $25,000.  The reimbursement provided for in this Section 5.6.3 shall be contingent on the Executive submitting to the Company any invoices received from legal counsel demonstrating services rendered in connection with the Agreement.

5.7.Vacation. In addition to statutory holidays, the Executive shall be entitled to four weeks paid vacation each calendar year during the Executive’s employment, subject to and in accordance with the Company’s vacation and paid time off policies as in effect from time to time.

5.8.Withholding. The Company may withhold from the Executive’s compensation all applicable tax amounts required by law.

6.Termination of Employment.

6.1.General. In the event the Executive’s employment with the Company terminates for any reason (including death or disability), the Company shall pay to the

Executive (i) any Base Salary as well as accrued vacation pay, expense reimbursements, compensation and benefits under any Plan, and any and all benefits and other similar amounts, accrued but unpaid as of the date of termination, and (ii) the awarded but unpaid portion, if any, of the Performance Bonus (or any other bonus program then in effect) for any prior year.

6.2.Without Cause or With Good Reason. If the Company terminates the Executive’s employment without Cause (as defined below), or the Executive resigns for Good Reason (as defined below), then, provided that the Executive executes and delivers, and does not revoke, a general release of claims in a customary form mutually satisfactory to the Company and Executive (i) the Company shall pay an amount equal to one times the sum of (x) Base Salary, and (y) the target Performance Bonus, both as determined and in effect at the date of the Executive’s termination, payable in substantially equal monthly installments during the twelve month period following termination, and (ii) the Company will pay the Executive an amount equal to twelve multiplied by the difference between the monthly COBRA premium cost and the monthly contribution previously paid by the Executive as an active employee for the same coverage prior to such termination or resignation. In addition, the award agreements issued in connection with the Inducement Equity Grant and any award agreements governing any other equity awards issued to the Executive after the date hereof shall provide that, if the Company terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason, then such equity awards that would otherwise (absent the termination) have vested during the twenty-four (24) month period following the Executive’s termination shall accelerate and become fully-vested as of the date of the Executive’s termination. Executive’s equity award agreements will also provide that Executive shall have 12 months from the date of any such termination to exercise any remaining stock options held by Executive. Any other unvested equity awards will be forfeited upon any termination of employment. In no event shall the Executive or the Executive’s estate or beneficiaries be entitled to any of the payments or benefits set forth in this Section 6.2 upon termination of the Executive’s employment by reason of his disability or death other than the right to a pro rata Performance Bonus based on the number of months Executive was employed in the calendar year prior to such death or disability.

6.3.Change in Control. In the event that a Change in Control (as defined in  the Equity Incentive Plan) occurs during the Executive’s employment hereunder and the Executive’s employment is terminated by the Company (or its successor) without Cause or by the Executive for Good Reason at any time three months prior to or eighteen months following such Change in Control, in addition to the remuneration outlined in Section 6.2, all equity awards issued to and held by the Executive, including those issued in the Equity Inducement Grant and any awards issued under the Equity Incentive Plan or any successor plan, shall accelerate and become vested and exercisable as of the date of such termination.  A “Change in Control” shall have the same meaning given to such term in the Equity Incentive Plan.

6.4.Section 280G.

6.4.1.In the event it shall be determined that any payment or distribution to the Executive or for the Executive’s benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the “Code”)), whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by the Executive if no such reduction was made. The specific payments shall be reduced and the order of such reduction shall be determined so as to achieve the most favorable economic impact to the Executive. To the extent such determination by the Executive is permitted by Section 409A (as hereafter defined) and other tax requirements, the Executive shall determine the ordering of any reduction. To the extent the ordering of the reduction is required by Section 409A or other tax principles to be done other than by the Executive, the Accounting Firm (as hereinafter defined) shall determine the ordering of any reduction to achieve the most favorable economic benefit to the Executive.   To the extent the ordering of the reduction is required by Section 409A or other tax principles to be done other than by the Executive and to be more specifically set forth in advance then such reduction to achieve the most favorable economic benefit to the Executive shall be determined by the Accounting Firm. Any reduction in the Payments as determined by the Accounting Firm shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.    For purposes of this Section 6.4.1, “net after-tax benefit” shall mean (i) the Payments which the Executive receives or are then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments.

6.4.2.All determinations required to be made under this Section 6.4 shall be made by such nationally recognized accounting firm as may be selected by the Company after reasonable consultation with the Executive (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The

Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to the Executive and the Company within 15 business days following the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Executive (provided that the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company. All reasonable fees and expenses of the Accounting Firm in reaching such a determination shall be borne solely by the Company.

7.Related Agreement. It shall be a condition precedent to the Executive’s effective employment under this Agreement that the Executive will execute and deliver to the Company the Confidentiality, Inventions and Non-Interference Agreement (as may be amended from time to time, the “Related Agreement”) in a customary and mutually acceptable form within ten (10) business days following the execution of this Agreement. The Executive hereby covenants and agrees to abide by the terms of the Related Agreement at all times.

8.Executive’s Representations, Warranties and Covenants. The Executive represents and warrants that the Executive is not a party to any other employment, non-competition, or other agreement or restriction other than the Severance Agreement between the Executive and the Spectranetics Corporation, which could interfere with the Executive’s employment with the Company or the Executive’s or the Company’s rights and obligations hereunder and that the Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person. The Executive hereby further covenants and agrees that the Executive shall abide by all Company policies, procedures, rules and regulations, including, without limitation, those policies, procedures, rules and regulations set forth in the Company’s Employee Handbook, as may be amended from time to time.

9.Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

9.1.“Cause” shall mean the Executive’s: (i) theft or embezzlement of Company funds or assets; (ii) conviction of, or guilty or no contest plea, to a felony charge or any misdemeanor involving moral turpitude; (iii) material violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement; (iv) material breach of this Agreement or material breach of the Executive’s fiduciary duties to the Company; (v) fraud, gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties (including a material violation or breach of any Company policy applicable to the Executive); or (vi) repeated and consistent failure to perform the duties under this Agreement during normal business hours except during vacation periods or absences due to temporary illness. If the Board determines in good faith (if the Executive is a member of the Board at such time he shall not be entitled to participate in such determination) that Cause for termination exists, the Executive shall be given written notice by the Board that provides the factual basis for the determination and the Executive shall have ten business days to respond and to try and cure the condition(s) giving rise to the determination prior to that determination becoming final; provided, however, that this sentence shall not apply to, nor shall the Board be obligated to provide any such cure period for conditions of Cause which by their nature, and as reasonably determined by the Board, are not subject to cure.

9.2.“Good Reason” shall mean, in the context of a resignation by the Executive, a resignation that occurs within thirty days following the Executive’s first having knowledge of any (i) material reduction in the Base Salary, (ii) material breach of this Agreement by the Company, (iii) material diminution of the Executive’s authority, duties or title as Chief Operating Officer or responsibilities as Chief Operating Officer imposed by the Chief Executive Officer or the Board (other than in response to an event constituting Cause), (iv) a material reduction in the Executive’s annual Performance Bonus or equity compensation opportunity or (v) requirement that Executive relocate, without the Executive’s consent, in excess of 25 miles beyond the geographic limits of Mountain View, California, Denver, Colorado or Oakwood Village, Ohio or such other location as has been established by the Company as its headquarters in consultation with the Executive; provided, however, with respect to subclause (i) above, that any reduction of the Base Salary that is consistent with general reductions in the base salaries of other executives of the Company as part of a plan to avoid insolvency of the Company or manage any financial distress or hardship of the Company shall not be deemed to constitute a material reduction in the Base Salary for purposes of this Section 9.2; and provided, further, with respect to subclause (ii) above, that in the case of a material breach, Good Reason shall only exist where the Executive has provided the Company with written notice of the breach within 30 days of the occurrence of the events constituting “Good Reason,” the Company has failed to cure such breach within ten business days of such written notice of breach and the Executive actually resigns his employment within 45 days of the occurrence of the events constituting “Good Reason.”

10.Indemnification. During the Executive’s employment with the Company and thereafter, the Company shall indemnify, defend and hold the Executive harmless to the fullest extent permissible under and pursuant to: (i) Articles Seventh and Eighth of the Certificate of Incorporation of the Company, as may be amended or amended and restated from time to time, and (ii) the terms and conditions of a Directors Indemnification Agreement between the Executive and the Company, if any, as the same may be amended or amended and restated from time to time.

11.Waivers and Amendments. The respective rights and obligations of the Company and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended and the terms and conditions of this Agreement may be amended only with the written consent of a duly authorized representative of the Company and the Executive. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12.Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns. The Executive may not assign or delegate to any third person the Executive’s obligations under this Agreement. The rights and benefits of the Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

13.Entire Agreement. This Agreement, the Related Agreement and the associated award agreements constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and thereof and supersede in their entirety all other or prior agreements, whether oral or written, with respect thereto.

14.Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

ViewRay Inc.
2 Thermo Fisher Way
Oakwood Village, OH 44146
Attn: Board of Directors
Fax: 1-800-417-3459

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
1600 El Camino Real

Menlo Park, CA 94025
Attn: Alan Denenberg and David Mollo-Christensen

Email: alan.denenberg@davispolk.com and david.mollo@davispolk.com
Fax: 650.752.2111

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records, with a copy, which shall not constitute notice, to:

Perkins Coie LLP
1900 Sixteenth Street
Suite 1400
Denver, CO 80202-5255
Attn: Jason Day
Email: Jday@perkinscoie.com

Fax: 303.291.2400

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine or electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (in the case of a facsimile, as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

15.Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

16.Consent to Jurisdiction

(a)

EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN SAN MATEO COUNTY, CALIFORNIA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION OR AS PROVIDED IN THE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT, OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING,

WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 14 OF THIS AGREEMENT.

17.Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

18.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

19.Section 409A. This section is intended to help ensure that compensation paid or delivered to the Executive pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to the Executive that all compensation paid or delivered to the Executive for the Executive’s services will be exempt from, or paid in compliance with, Section 409A. The Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for the Executive’s services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

19.1.Amounts Payable On Account of Termination; Short-Term Deferral.  All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A.  The Executive shall not be entitled to any payment or benefit under this Agreement to the extent such payment or benefit constitutes deferred compensation subject to Section 409A payable upon a “separation from service” under Section 409A until the earlier of (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of the Executive’s death. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 19.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).  In no event may the Executive, directly or indirectly, designate the calendar year of payment of deferred compensation.  To the maximum extent permitted under Section 409A, the severance benefits payable under this Agreement are intended  to  comply  with  the  “short-term  deferral  exception”  under  Treas.  Reg.  §1.409A-1(b)(4), and  any  remaining  amount  is  intended  to  comply  with  the  “separation  pay exception” under Treas. Reg. §1.409A- 1(b)(9)(iii).

19.2.Reimbursements. Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to the Executive, as specified under this Agreement, shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code (and, as a result, if there is a maximum dollar amount of expense reimbursement specified in this Agreement, only expenses in the first taxable year in which the Executive could incur eligible expenses shall be eligible for reimbursement, to the limitation specified); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement of taxes, as specified under this Agreement, shall be paid in any event not later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the applicable taxes to the appropriate taxing authority.

19.3.Releases. The payment of any amounts otherwise payable to the Executive on account of termination of employment under this Agreement which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims in a customary form mutually satisfactory to the Company and Executive may be delayed at the discretion of the Company for up to three (3) days following the Executive’s delivery of release and such release becoming irrevocable (an “Effective Release”)) but in no event later than sixty (60) days following the Executive’s termination of employment, subject to Section 19.1. Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if the Executive fails to deliver (or if the Executive revokes) the Executive’s release the Executive will forfeit and must immediately return such amounts on the Company’s demand.  If the sixty (60)-day period following a separation from service begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any payments that are subject to Section 409A that are:  (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

19.4.Interpretative Rules. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

20.Severability; Titles and Subtitles; Gender: Singular and Plural; Counterparts; Facsimile.

(a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

[The Following Page is the Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:		EXECUTIVE:
VIEWRAY INC.
By:	/s/ Daniel Moore	By:	/s/ Shahriar Matin
Name:	Daniel Moore
Title:	Chairman of the Board, ViewRay Inc.	Print Name: Shahriar Matin Address:

[Signature Page for Shahriar Matin Employment Agreement]

EXHIBIT A
PERMITTED ACTIVITIES

•	Fitzsimons Redevelopment Authority - Board Member (non-profit)
•	Consulting project (less than 25 hrs) in next 6 months